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                                                                  EXHIBIT 99.1







          NEXAR TECHNOLOGIES CLOSES CALIFORNIA MANUFACTURING FACILITY




SOUTHBOROUGH, Mass., November 6, 1998--Nexar Technologies, Inc. (Nasdaq: NEXR) today announced that it has closed its California manufacturing facility pursuant to an early termination of its lease with the landlord as part of its ongoing attempt to restructure its operations. The Company continues to be adversely affected by cash flow constraints and its inability to raise the necessary capital to adequately fund operations. Despite Nexar's ongoing restructuring efforts, the Company warned that its inability to date to obtain sufficient new financing and concern among its creditors may soon force the Company to seek protection under insolvency laws. Certain of Nexar's trade creditors have recently filed lawsuits seeking payment of monies owed for goods and services supplied to Nexar. In addition, holders of 26,461 shares of Nexar's Series B Convertible Preferred stock have exercised their right of redemption of such shares at an aggregate redemption price of approximately $3.3 million. The Company is unable to pay such redemption price, which is currently due and accrues interest at 11% per annum until paid.

As part of its attempted restructuring, Nexar recently signed an agreement with a contract manufacturer to produce Nexar XPA (Cross Processor Architecture) PCs. The Company obtained short-term financing that has enabled it to fund only a limited amount of production and it continues to seek long-term financing in order to have its products assembled by the third party contract manufacturer. Nexar has reduced its workforce to 26 employees; a reduction of 56 since June 30, 1998. In addition to reduced revenues and increased operating losses to be reported in its results for the third quarter to be released soon, the Company expects to take charges of up to approximately $4 million in the fourth quarter related to product transition, facility closure and staff reductions.

Safe Harbor Statement
---------------------

Statements in this release which express the beliefs and expectations of the Company regarding its future results or performance are forward-looking statements that involve a number of risks and uncertainties. The Company's actual results could differ significantly from the results discussed in such forward-looking statements. Factors that could cause or contribute to such differences include those discussed in the Company's SEC filings, including its Form 10-K, filed March 30, 1998 and its quarterly reports on Form 10-Q, including its Form 10-Q filed on August 14, 1998, which factors include, among others, (a) the possibility that the Company may need to seek protection from its creditors under insolvency laws, (b) the uncertainty of the availability of additional capital to fund the Company's operations, (c) dependence on substantial customers, (d) uncertainty of market acceptance of the Company's products, (e) dependence on third party resellers and distributors, (f) intense competition, (g) risks associated with international expansion, (h) risks associated with rapid growth, and (i) reliance on suppliers. The Company
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undertakes no obligation to update any such forward-looking statements to reflect events or circumstances after the date hereof, or to reflect the occurrence of unanticipated events.

Nexar news releases are available through Nexar's web site at www.nexarpc.com


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For more information, contact:

Nexar Technologies, Inc.                   Continental Capital & Equity Corp.
Gerald Hattori, CFO                        Dodi B. Zirkle
Craig Conrad, Investor Relations
508/485-7900                               407/682-2001